FOR IMMEDIATE RELEASE

NMI Holdings, Inc. Announces CFO Transition
Aurora Swithenbank Named Executive Vice President and Chief Financial Officer Effective May 1, 2024;
Ravi Mallela to Continue to Serve as Chief Financial Officer Through Transition Period

EMERYVILLE, Calif., Mar. 4, 2024 -- NMI Holdings, Inc. (Nasdaq: NMIH) today announced the appointment of Aurora Swithenbank as Executive Vice President and Chief Financial Officer, effective May 1, 2024. Ms. Swithenbank will succeed Ravi Mallela, who has held the role since 2022 and will remain with the company until Ms. Swithenbank’s appointment to ensure a seamless transition.
Ms. Swithenbank is an accomplished leader in the financial services industry, having previously served as Chief Financial Officer at Vantage Group Holdings Ltd., a Bermuda-based specialty insurance and reinsurance group, where she led the organization of the company’s finance department as its first chief financial officer. Prior to Vantage Group, Ms. Swithenbank spent more than 20 years at Goldman Sachs in a number of roles, including most recently as a Partner and Head of Insurance in the Americas Financing Group. She holds a Bachelor’s degree from Harvard University.
“Aurora is a uniquely talented executive with an impressive track record of leadership in the banking and insurance industries, and I am delighted to welcome her to our team,” said Adam Pollitzer, National MI’s President and Chief Executive Officer. “I look forward to working closely with her and the rest of our executive team as National MI continues to deliver innovative solutions for our customers and their borrowers, and execute on our long-term growth and capital strategies to drive value for shareholders.”
“On behalf of the Board and our broader executive team, I would also like to thank Ravi for his partnership and for the significant contributions he has made to National MI. As Chief Financial Officer, he has helped us deliver strong growth in our high-quality insured portfolio, best-in-class credit performance, and record financial results. We wish Ravi the best as he continues his successful career.”
About NMI Holdings, Inc.
NMI Holdings, Inc. (NASDAQ: NMIH), is the parent company of National Mortgage Insurance Corporation (National MI), a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward looking statements that are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and rely on a number of assumptions concerning future events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding National MI’s Chief Financial Officer transition and positioning for its future performance. More information about the risks, uncertainties and assumptions affecting National MI include, but are not necessarily limited to, the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the U.S. Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Investor Contact
John M. Swenson
Vice President, Investor Relations & Treasury
John.Swenson@NationalMI.com
(510) 788-8417